2

3

                                                      Rule 424(b)(2)
                                                      Registration No. 333-60474


PRICING SUPPLEMENT NO. 12 dated June 13, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                          LEHMAN BROTHERS HOLDINGS INC.
                           Medium-Term Notes, Series G
                 Due Nine Months or More From the Date of Issue

CUSIP No.:                     52517PSK8

ISIN:                          US52517PSK83

Specified Currency:            US Dollars

Principal Amount:              US$350,000,000.00

                               Total                                    Per Note

Issue Price:                   US$350,000,000.00                         100.00%

Agent's Commission:            US$   $875,000.00                           0.25%
                               -------------------              ----------------

Proceeds to Lehman Brothers
Holdings:                      US$349,125,000.00                          99.75%

Agent:                         Lehman Brothers Inc.

Agent's Capacity:              [    ] As agent                [ X ] As principal



[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                    June 13, 2002

Original Issue Date:           June 20, 2002

Stated Maturity Date:          September 20, 2004

Amortizing Note:               [    ] Yes              [ X ] No

Amortization Schedule:         Not Applicable



[    ] Fixed Rate Note         Interest Rate per Annum: %

[ X ]  Floating Rate Note      [  ]CD Rate
                               [  ]Commercial Paper Rate
                               [ X]Federal Funds Rate
                               [  ]LIBOR Telerate
                               [  ]LIBOR Reuters
                               [  ]Treasury Rate: Constant Maturity [] Yes [] No
                               [  ]Prime Rate
                               [  ]J.J. Kenny Rate
                               [  ]Eleventh District Cost of Funds Rate
                               [  ]Other: __________________________

Other Interest Rate
Particulars:                   The Federal Funds Rate to be utilized will be
                               the "Open" rate, that is, the rate appearing under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on Telerate Page 5. If for a given Interest Rate
                               Determination Date such rate does not appear on Telerate Page 5, the rate applicable to such date will be the rate for that day displayed as the FEDSPREB Index on Bloomberg, which is the Fed Funds Opening Rate as reported by Prebon
                               Yamane on Bloomberg; if no FEDSPREB Index is displayed on Bloomberg, the rate applicable to such date will be determined as if the parties had specified "USD-Federal-Funds-Reference
                               Dealers"  as the applicable Floating Rate Option.
                               "USD-Federal-Funds-Reference Dealers" means the rate for an Interest Rate Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar
                               Federal funds arranged by each Reference Dealer prior to 9.00 am, New York City time, on that day as supplied to the Calculation Agent by Lehman
                               Brothers Inc.

Spread:                        +0.45%

Interest Rate
Determination Dates:           Same as Interest Reset Dates

Interest Reset Dates:          Each business day

Interest Payment Dates:        September 20, December 20, March 20 and June
                               20, commencing September 20, 2002.

"Accrue to Pay":               [   ] Yes               [ X ] No

Optional Redemption:           The Note may not be redeemed prior to Stated
                               Maturity at the option of Lehman Brothers
                               Holdings.

Optional Repayment:            The holder of the Note may not elect
                               repayment of the Note by Lehman Brothers
                               Holdings prior to Stated Maturity.

Extension of Maturity:         Lehman Brothers Holdings may not extend the
                               Stated Maturity Date of the Note.

Form of Note:                  [ X ] Book-entry only (global) [ ]Certificated

Depository:                    The Depository Trust Company

Authorized Denominations:      $1,000 or any larger whole multiple

                            Clearance and Settlement

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.

Lehman Brothers Holdings Inc.

By:      /s/  Thomas O'Sullivan
    ----------------------------------------
Name:  Thomas O'Sullivan
Title:   Authorized Officer